                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 ALPHARMA INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                [LOGO]ALPHARMA

                                 ALPHARMA INC.
                              One Executive Drive
                                 P.O. Box 1399
                          Fort Lee, New Jersey 07024


                     -------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 28, 1997
                     -------------------------------------

To the Stockholders of ALPHARMA INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alpharma Inc., a Delaware corporation (the "Company"), will be held at THE U.N. PLAZA HOTEL, ONE U.N. PLAZA, NEW YORK, NEW YORK, on Wednesday, May 28, 1997, at 9:00 a.m., local time, to consider and act upon the following matters:

  1. The election of seven directors to the Company's Board of Directors, each to hold office until the 1998 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify.

  2. A proposal to amend the Company's 1983 Incentive Stock Option Plan, as amended, including increasing the number of shares available for awards thereunder by 1,000,000 shares.

  3. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on April 1, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  YOUR REPRESENTATION AT THIS MEETING IS IMPORTANT. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy. An envelope is enclosed for your convenience which, if mailed in the United States, requires no additional postage. If you attend the Annual Meeting, you may then withdraw your proxy and vote in person.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and a Proxy Statement accompany this notice.

                                          By order of the Board of Directors,

                                          Beth P. Hecht
                                          Secretary

April 7, 1997

                                [LOGO]ALPHARMA

                                 ALPHARMA INC.
                              One Executive Drive
                                 P.O. Box 1399
                          Fort Lee, New Jersey 07024

                                 MAILING DATE
                                 APRIL 8, 1997
                 ---------------------------------------------
              Proxy Statement for Annual Meeting of Stockholders
                 ---------------------------------------------
                          To Be Held on May 28, 1997

  This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of ALPHARMA INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 28, 1997 at The U.N. Plaza Hotel, One U.N. Plaza, New York, New York at 9:00 a.m., local time, and at any adjournment or postponement thereof. The cost of solicitation of the Company's stockholders will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                              THE ANNUAL MEETING

PURPOSE OF MEETING

  At the Annual Meeting, the Company's stockholders will consider and act upon the following matters:

    1. The election of seven directors to the Company's Board of Directors, each to hold office until the 1998 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify.

    2. A proposal to amend the Company's 1983 Incentive Stock Option Plan, as amended, (the "Stock Option Plan" or the "Plan") including increasing the number of shares available for awards thereunder by 1,000,000 shares.

    3. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE

  The close of business on April 1, 1996 (the "Record Date") has been fixed as the record date for determining holders of outstanding shares of the Company's Class A Common Stock, par value $.20 per share (the "Class A Stock"), and Class B Common Stock, par value $.20 per share (the "Class B Stock"), entitled to notice of, and entitled to vote at, the Annual Meeting. As of the Record Date, 13,539,060 shares of Class A Stock and 8,226,562 shares of Class B Stock were outstanding and entitled to vote.

QUORUM

  For each matter to be voted upon at the Annual Meeting, the presence in person or by proxy, of holders of stock entitled to be voted with respect to such matter representing a majority of the aggregate voting power of all shares of stock entitled to be voted with respect to such matter is necessary to constitute a quorum with respect to such matter and to transact business with respect to such matter at the Annual Meeting. For purposes of determining whether a quorum exists with respect to the election of directors, shares as to which authority to vote in the election of directors has been withheld and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) with respect thereto will be considered present at the Annual Meeting. For purposes of determining whether a quorum exists with respect to amending the Stock Option Plan and any other matter which may properly come before the Annual Meeting, shares abstaining on such matter and all broker non-votes with respect to such matter will be considered present at the Annual Meeting.

REQUIRED VOTE

  Votes Entitled to be Cast by Each Class of Stock. Except for the election of directors (described below) and certain matters that require a class vote, the holders of the Class A Stock and the holders of the Class B Stock vote together, with each share of Class A Stock entitling the holder thereof to one vote and each share of Class B Stock entitling the holder thereof to four votes.

  Election of Directors. Seven directors will be elected at the Annual Meeting. Under the Company's Certificate of Incorporation, the holders of the Class A Stock are entitled, voting as a separate class, to elect at least 33 1/3% of the Company's Board of Directors (rounded to the nearest whole number, but in no event less than two members of the Company's Board of Directors), and the holders of the Class B Stock are entitled, voting separately as a class, to elect the remaining directors. Therefore, the holders of the Class A Stock will elect two directors (directors to be elected by the holders of Class A Stock being referred to as the "Class A Directors") and the holders of the Class B Stock will elect five directors (directors elected by the holders of Class B Stock being referred to as the "Class B Directors"). The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class A Stock, voting as a single class, is necessary to elect the two Class A Directors, and the affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class B Stock, voting as a single class, is necessary to elect the five Class B Directors. (A plurality of the votes cast means the greatest number of votes cast for a director.)

  Amendment of 1983 Incentive Stock Option Plan. Approval of the proposal to amend the Stock Option Plan requires the affirmative vote of a majority of the votes cast by the holders of the Class A Stock and Class B Stock, voting together, present and entitled to vote at the meeting.

PROXIES

  The enclosed proxy provides space for holders of Class A Stock to vote for, or withhold authority to vote for, either or both of the Company's two nominees for Class A Directors and to vote for, against or abstain from voting on the proposal to amend the Stock Option Plan.

  Shares of Class A Stock represented by properly executed proxies received at or prior to the Annual Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR (i) the election as directors of the two nominees for Class A Directors nominated by the Company's Board of Directors (see "Election of Directors--Nominees for Directors--Nominees for Class A Directors" below), (ii) for the proposal to amend the Stock Option Plan and

(iii) in the discretion of the proxy holder, as to any other matter which may properly come before the Annual Meeting. With respect to the election of directors, neither shares as to which authority to vote has been withheld (to the extent withheld) nor broker non-votes will be considered affirmative votes. With respect to amendment of the Stock Option Plan, (i) abstentions, pursuant to Delaware law, will be considered present and entitled to vote but will not have been cast and therefore will not be counted in determining whether such proposal received the requisite votes and (ii) broker non-votes will be considered not entitled to vote on such proposal and thus will not be counted in determining whether such proposal has received the requisite votes.

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

  A holder of Class A Stock who has given a proxy may revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to the attention of the Secretary of the Company at the Company's United States executive offices, located at One Executive Drive, P.O. Box 1399, Fort Lee, New Jersey 07024.

  If a quorum is not obtained, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies or for any other purpose, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

OWNERSHIP OF COMMON STOCK

  The following table sets forth as of March 1, 1997 (unless otherwise noted) certain information regarding the beneficial ownership of the Class A Stock and the Class B Stock by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either of such classes, (b) each director and each nominee for director of the Company and the six named executive officers (as defined below) and (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each beneficial owner possesses sole voting and dispositive power with respect to the shares listed in this table.

                                                                        PERCENT OF
                                                                          COMMON
                                                 AMOUNT AND   PERCENT      STOCK
                                                 NATURE OF      OF         (BOTH
    TITLE OF CLASS                               BENEFICIAL    CLASS     CLASSES)
       OF STOCK       NAME OF BENEFICIAL OWNER   OWNERSHIP  OUTSTANDING OUTSTANDING
 -------------------- ------------------------   ---------- ----------- -----------
 Class B Common Stock A.L. Industrier AS         9,500,000    100.00%      41.23%
                       (1)(2)
 Class A Common Stock A.L. Industrier AS                 0       *           *
                       (1)(2)(3)
 Class A Common Stock Wellington Management      2,023,280     14.94        9.30
                       Company, LLP (4)
 Class A Common Stock State of Wisconsin         1,267,600      9.36        5.82
                       Investment Board (5)
 Class A Common Stock Mellon Bank Corporation    1,103,000      8.15        5.07
                       (6)
 Class A Common Stock Fidelity Management &        778,500      5.75        3.58
                       Research Co. (7)
 Class A Common Stock Einar W. Sissener            233,250      1.72        1.07
                       (8)(14)
 Class A Common Stock I. Roy Cohen (13)             30,044       *           *
 Class A Common Stock Thomas G. Gibian (13)          4,150       *           *
 Class A Common Stock Glen E. Hess (13)              6,725       *           *
 Class A Common Stock Gert W. Munthe (9)(14)       110,494       *           *
 Class A Common Stock Erik G. Tandberg               2,275       *           *
                       (10)(13)(14)
 Class A Common Stock Peter G. Tombros (13)          2,700       *           *
 Class A Common Stock Jeffrey E. Smith              78,062       *           *
                       (11)(13)
 Class A Common Stock David E. Cohen (13)           46,593       *           *
 Class A Common Stock George S. Barrett (13)        34,079       *           *
 Class A Common Stock Ingrid Wiik (12)(13)(14)       7,444       *           *
 Class A Common Stock Thor Kristiansen               8,165       *           *
                       (13)(14)
 Class A Common Stock All directors and
                       executive officers as a
                       group (18 persons)
                       (13)(14)(15)                563,981      4.17        2.59

---------------------
  * Indicates ownership of less than one percent.

 (1) The address of A.L. Industrier AS (formerly known as Apothekernes Laboratorium A.S), a corporation organized and existing under the laws of the Kingdom of Norway ("A.L. Industrier"), is Harbitzalleen 3, 0275 Oslo, Norway.

 (2) The source of this information is Amendment No. 1 to the Schedule 13D, dated February 20, 1997, filed with the Securities and Exchange Commission (the "Commission") by A.L. Industrier A.S.
     ("A.L. Industrier"). The shares of Class B Stock reflected in the table include 1,273,438 shares which A.L. Industrier has irrevocably agreed to purchase in a transaction expected to close on or prior to November 30, 1997. The balance of the shares reflected in the table are held of record by A/S Wangs Fabrik, a wholly owned subsidiary of A.L. Industrier, although A.L. Industrier retains full beneficial ownership of these shares. Of such amount, A.L. Industrier will pledge up to 2,000,000 shares to a

    Norwegian bank as collateral borrowings to be made in connection with the purchase of Class B Stock referred to above. A.L. Industrier has agreed with the Company that, other than pledges of up to 50% of the shares (including the pledges of shares described above), it will not sell or otherwise dispose of any of its Class B Stock or convert any such shares into Class A Stock at any time prior to November 1, 1999 without the prior approval of the Company's Board of Directors.

 (3) Shares of Class B Stock are convertible into an equal number of shares of Class A Stock. If all shares of Class B Stock beneficially owned by A.L. Industrier were converted as of March 1, 1997, A.L. Industrier would own 41.23% of the then outstanding shares of Class A Stock.

 (4) The source of this information is the Amendment No. 6 to Schedule 13G dated February 11, 1997 and filed with the Commission by Wellington Management Company, LLP ("WMC"). Such Amendment No. 6 to Schedule 13G reported that WMC, acting as an investment adviser, has shared voting power and shared dispositive power with respect to 747,140 shares and 2,023,280 shares, respectively, and does not have sole voting power or sole dispositive power with respect to any shares. WMC also reported that, other than Vanguard Specialized Portfolios, Inc.--Health Care ("Vanguard"), none of its clients is known to have more than 5% beneficial ownership. Vanguard reported in Amendment No. 5 to Schedule 13G dated February 4, 1997, which was filed with the Commission by Vanguard, that it had sole voting power and shared dispositive power with respect to 1,156,040 shares. The address of WMC is 75 State Street, Boston, Massachusetts 02109. The address of Vanguard is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

 (5) The source of this information is the Amendment No. 1 to Schedule 13G dated February 7, 1997 and filed with the Commission by State of Wisconsin Investment Board (the "Wisconsin Board"), a government agency which manages public pension funds. The address of the Wisconsin Board is P.O. Box 7842, Madison, Wisconsin 53707. Such Amendment No. 1 reports that the Wisconsin Board retains sole voting and dispositive power for all shares.

 (6) The source of this information is from data supplied by Technimetric, Inc and the Schedule 13G, dated January 24, 1997 and filed with the Commission by Mellon Bank Corporation ("Mellon Bank"). Such Schedule 13G reports that Mellon Bank has the sole voting power for 1,098,000 shares and shared dispositive power for 1,019,000 shares of which The Dreyfus Corporation holds 914,000 of such shares. The address of Mellon Bank is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

 (7) The source of this information is the Schedule 13G, dated February 14, 1997 and filed with the Commission by FMR Corp. Such Schedule 13G reported that FMR Corp. has the sole voting and dispositive power for 25,500 shares and the sole dispositive power for 778,500 shares.

 (8) Mr. Sissener is Chairman of the Board of A.L. Industrier and together with A/S Swekk (Mr. Sissener's family-controlled private holding company) ("Swekk") and certain of his relatives beneficially owns approximately 55% of A.L. Industrier's outstanding ordinary shares entitled to vote and, accordingly, may be deemed a controlling person of A.L. Industrier.

 (9) Includes presently exercisable Warrants to purchase 110,094 shares of Class A Stock in the name of Mr. Munthe's wife. (see footnote (15) below). Mr. Munthe is a director of A.L. Industrier. The Company has been advised by Mr. Munthe that members of his immediate family own 11,800 A.L. Industrier Shares which are included in the number of A.L. Industrier Shares beneficially owned by Mr. Sissener (see footnote (9) above) and that Mr. Munthe does not have any voting or dispositive power over such shares.

(10) Includes presently exercisable Warrants to purchase 75 shares of Class A Stock. Mr. Tandberg also owns eight A.L. Industrier Shares.

(11) The Company has been advised by Mr. Smith that his wife or children own 3,750 of Mr. Smith's shares of Class A Stock but that he has voting power over such shares.

(12) Includes presently exercisable Warrants to purchase 5,271 shares of Class A Stock of which warrants for 140 shares are held of record by Ms. Wiik's daughter. Ms. Wiik owns 565 A.L. Industrier Shares.

(13) The shares reflected in the table include shares that the executive officer or director has the right to acquire upon the exercise of stock options granted under the Stock Option Plan or the Non-Employee Director Option Plan which are exercisable as of March 1, 1997 or within 60 days thereof as follows: Mr. Smith--69,000 shares; Mr. D. Cohen--40,750 shares; Ms. Wiik--4,000 shares; Mr. Kristiansen--3,500 shares; Mr. Barrett--20,500; Messrs. I. Roy Cohen, Gibian, Hess, Tandberg and Tombros--2,000 shares; and all named executive officers and directors as a group--147,750 shares.

(14) As shareholders of A.L. Industrier, Mr. Sissener, Swekk, EWS Stiftelse, a trust established for the benefit of the son of Mr. Sissener, certain of Mr. Sissener's relatives (including Mr. Munthe's immediate family), Mr. Tandberg, Mr. Kristiansen and Ms. Wiik each received in 1994 their pro rata share of certain warrants to purchase Class A Stock (the "Warrants") in connection with a certain transaction between A.L. Industrier and the Company. The Warrants generally became exercisable on September 21, 1995 and expire on January 3, 1999, except that the Warrants issued to or held by Mr. Sissener or Swekk are not exercisable until October 3, 1997. As a result of such transaction, Mr. Sissener beneficially owns Warrants to purchase an aggregate of 1,383,004 shares of Class A Stock, of which 233,250 (owned of record by EWS Stiftelse and by Mr. Sissener's wife) are currently exercisable and the balance of which are not exercisable until October 3, 1997. Mr. Sissener's beneficial ownership of Class A Stock reflected in the table consists of the presently exercisable Warrants. Beneficial ownership of Class A Stock of Messrs. Munthe and Tandberg, Ms. Wiik and Mr. Kristiansen reflected in the table includes currently exercisable Warrants to purchase 110,094, 74, 5,271 and 4,665 shares, respectively.

(15) Excludes Mr. Barrett, who prior to December 31, 1996 ceased being an officer with the Company.

                             ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

  The Company's Board of Directors intends to cause the nomination of the nominees listed below under "--Nominees for Directors--Nominees for Class A Directors" and all proxies received from holders of the Class A Stock will be voted FOR the election of such nominees as Class A Directors, except to the extent that persons giving such proxies withhold authority to vote for such nominees.

  Each director is to be elected to hold office until the next Annual Meeting of Stockholders and until his successor is chosen and qualified.

  A.L. Industrier, which beneficially owns 100% of the shares of Class B Stock, has advised the Company that it intends to vote its shares in favor of the nominees listed below under "--Nominees for Directors--Nominees for Class B Directors," which would assure their election as Class B Directors.

NOMINEES FOR DIRECTORS

  The Company believes that each of the nominees for director will be able to serve. If any of the nominees would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person or persons as the Company's Board of Directors at the time recommends to serve in place of the person or persons unable to serve.

  Nominees for Class A Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class A Director are listed below.

NAME                     AGE PRINCIPAL BUSINESS EXPERIENCE
----                     --- -----------------------------
Thomas G. Gibian........  75 Director of the Company since March, 1993. President and
                             Chief Executive Officer of Henkel Corporation, a specialty chemicals manufacturer and United States subsidiary of Henkel
                             KGaA, from 1980 to 1986.
Peter G. Tombros........  54 Director of the Company since September, 1994. Director,
                             President and Chief Executive Officer of Enzon, Inc., a
                             developer and marketer of pharmaceutical products, since
                             April, 1994. Vice President Corporate Strategic Planning of
                             Pfizer Inc. from 1990-1994; Executive Vice President of
                             Pfizer Pharmaceuticals, Pfizer Inc. from 1986-1990 and
                             various other positions with Pfizer Inc. from 1968-1986.

  Nominees for Class B Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class B Director are listed below.

NAME                     AGE PRINCIPAL BUSINESS EXPERIENCE
----                     --- -----------------------------
I. Roy Cohen............  74 Director of the Company since 1975. Consultant to the Company since January, 1991; Chairman of the Executive Committee of the Company since June, 1987; Chairman of the Office of the
                             Chief Executive of the Company from July, 1991 to December,
                             1992; Vice Chairman of the Board of Directors of the Company
                             from January, 1991 to December 31, 1992; President and Chief
                             Executive Officer of the Company from 1976 to January, 1991.
Glen E. Hess............  55 Director of the Company since September, 1983. Partner in the law firm of Kirkland & Ellis since 1973.
Gert W. Munthe..........  40 Director of the Company since June, 1994. President and Chief
                             Executive Officer of NetCom GSM A.S a Norwegian cellular
                             telecommunications company, since 1993. Executive Vice
                             President and division President of Hafslund Nycomed A.S, a
                             Norwegian energy and pharmaceutical corporation, from 1988 to
                             1993. President of Nycomed (Imaging) A.S, a wholly owned
                             subsidiary of Hafslund Nycomed A.S, from 1991 to 1993.
                             Division President in charge of the energy business of
                             Hafslund Nycomed A.S from 1988 to 1991.
Einar W. Sissener.......  68 Director of the Company since 1975. Chief Executive Officer of the Company since June, 1994; member of the Office of the
                             Chief Executive of the Company from July, 1991 to June, 1994;
                             Chairman of the Company since 1975; President of Alpharma AS
                             ("Alpharma Oslo"), a subsidiary of the Company since October,
                             1994; Chief Executive Officer and President of A.L.
                             Industrier from 1972 to October, 1994 and Chairman of the
                             Board of A.L. Industrier since November, 1994.
Erik G. Tandberg........  67 Director of the Company since June, 1994. Partner in
                             Corporate Development International, a consulting partnership specializing in international searches for companies, since
                             1986. President of Arco Chemical Europe Inc., a chemical
                             company, from 1982 to 1986.

                       BOARD OF DIRECTORS AND COMMITTEES

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

  The Company's Board of Directors held 5 meetings in 1996. Each person who served as a director in 1996 attended at least 75% of the aggregate of (i) the total number of meetings of the Company's Board of Directors held while such person was a member and (ii) the total number of meetings held by all committees of the Company's Board of Directors on which such person served while such person was a member of such committee.

COMMITTEES OF THE BOARD

  Pursuant to its bylaws, the Company has established standing Audit, Executive and Compensation Committees.

  The Audit Committee reviews and makes recommendations to the Company's Board of Directors regarding internal accounting and financial controls and accounting principles, auditing practices, the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. The Audit Committee also monitors compliance with the Company's Code of Ethics, which was adopted in 1989 and revised in 1997. In addition, the Company's Board of Directors has adopted a resolution requiring the Audit Committee to review transactions between the Company and A.L. Industrier (the beneficial owner of all the outstanding Class B Stock) (or their respective subsidiaries) involving more than $50,000 and to report to the Company's Board of Directors regarding whether such transactions are fair to the Company. Such resolution also requires prior approval of the Audit Committee for any transaction with A.L. Industrier which involves $500,000 or more, except that prior approval of the Audit Committee is required for any sale or transfer of assets other than inventory sold or transferred in the ordinary course of business. The bylaws of the Company require that a majority of the members of the Audit Committee not be employees of the Company or A.L. Industrier or otherwise have a material relationship with either of them. The current members of the Audit Committee are Messrs. Thomas G. Gibian (Chairman), Erik
G. Tandberg and Peter G. Tombros. The Audit Committee held 6 meetings in 1996.

  The Executive Committee is generally empowered, to the fullest extent permitted by Delaware law, to exercise all power and authority vested in the Company's Board of Directors. By resolution, the Company's Board of Directors has specifically authorized and requested the Executive Committee to act on behalf of the Board in emergency situations where the full Board is unable to meet, to discuss and consult with the Chief Executive Officer of the Company as requested by such officer and to act with respect to such matters as the Board may from time to time designate. The current members of the Executive Committee are Messrs. I. Roy Cohen (Chairman), Einar W. Sissener and Gert W. Munthe. The Executive Committee held 2 meetings in 1996 and also communicated informally throughout the year.

  The Compensation Committee has the authority of the Company's Board of Directors with respect to the compensation, benefit and employment policies and arrangements for executive officers and other highly paid personnel of the Company, except the Chief Executive Officer as to whom the Committee makes compensation recommendations to the Company's Board of Directors. The Committee also has authority with respect to the compensation and benefit plans generally applicable to the Company's employees, and two members of the committee (Messrs. Tombros and Gibian) serve as the committee administering the Stock Option Plan, with authority to grant options to eligible employees of the Company and its subsidiaries. The Compensation Committee held 7 meetings in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Messrs. Peter G. Tombros (Chairman), I. Roy Cohen, Thomas G. Gibian and Glen E. Hess. Mr. Cohen is a former executive officer of the Company, having served as President and Chief Executive Officer from 1976 to January, 1991 and as a member of the Office of the Chief Executive from July, 1991 through 1992. He currently serves as a consultant to the Company and as Chairman of the Executive Committee. See "Certain Relationships and Related Transactions--Certain Other Transactions and Relationships" for a description of Mr. Cohen's consulting agreement. Mr. Hess' professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed and continues to perform significant legal services for the Company.

DIRECTORS' COMPENSATION

  During 1996, each director (except Mr. Sissener) received directors' fees of $22,500 and a grant of an option to acquire 2,000 shares of Class A Stock pursuant to the Non-Employee Director Option Plan adopted by the stockholders of the Company on May 30, 1996 (or in the case of Mr. Munthe, a grant of 200 shares). In addition, each director received $1,200 for each Board meeting attended in person, $600 for each Committee meeting attended in person and one-half of the applicable fee for each meeting attended by telephone (with certain exceptions). The Chairman of each of the Audit, Executive and Compensation Committees received an additional $7,500. The same compensation arrangements will continue in 1997.

                    PROPOSAL TO AMEND THE STOCK OPTION PLAN

GENERAL

  The Stock Option Plan of the Company originally was adopted by the Company's Board of Directors on September 26, 1983 and approved by the Company's stockholders on January 25, 1984. The Plan has been amended in various respects, with certain amendments having been approved by stockholders. As of March 10, 1997, the Plan provided that no more than 2.5 million shares were available for grant under the Plan. At such date a total of 887,775 shares were reserved for issuance pursuant to outstanding options under the Plan, 824,311* shares were available for the issuance of future options to be granted under the Plan and 787,914 shares had been issued pursuant to options under the Plan. On March 21, 1997 the Company's Board of Directors approved an amendment and restatement of the Plan (the "1997 Restatement") which amended the Plan in various respects. At the annual meeting a resolution will be submitted seeking approval of the stockholders for that part of the 1997 Restatement (the "Proposal") which (1) increases the maximum number of shares available for grant under the plan to 3.5 million shares and (2) expands flexibility to grant stock appreciation units ("Units") under the Plan. Other amendments included in the 1997 Restatement which do not require, and will not be submitted for, stockholder approval include (1) changing the name of the Plan to the "1997 Incentive Stock Option and Appreciation Right Plan," (2) providing that awards under the Plan may be transferred to such transferees and on such terms and conditions as the Committee administering the Plan may approve; (3) permitting options to be exercised up to two years following the termination of a participant's employment; and (4) eliminating certain provisions relating to Section 16(b) of the Securities Exchange Act of 1934, as amended.

  The purpose of the Plan is to enhance the Company's ability to attract, retain and provide incentive to present and future executive, managerial, marketing, technical and other key employees of the Company and its
---------------------
* It should be noted that the 453,750 options granted by the Committee on March 13, 1997 are not reflected in these numbers.

subsidiaries by affording such employees an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Class A Stock or Units based on the value of the Class A Stock. The Company's Board of Directors believes that the Plan has been successful to date in accomplishing its purpose, and that the Proposal will further this purpose. See "Report of the Compensation Committee." Information regarding options granted during the last fiscal year to each named executive officer is set forth below under "Information Regarding Executive Compensation--Summary Compensation Table."

  The numbers of shares underlying options granted during 1996 to all current executive officers as a group and all employees (including executive officers) as a group were 34,000 shares and 34,000 shares, respectively. The Plan does not permit options to be granted to directors who are not employees although such directors may receive options under the Non-Employee Director Option Plan. See "Board of Directors and Committees--Directors Compensation."

  As of March 10, 1995, approximately 152 people held options under the Plan. The grant of options or units under the Plan is determined by the Committee and thus future grants to any individual under the Plan cannot be determined. As described in the Report of the Compensation Committee, options were granted on March 13, 1997 under the Plan to 137 key personnel, including all of the named executive officers except for the Chairman. As a result, no new options are currently proposed to be issued under the Plan to any specific individuals in 1997.

  Approval of the proposal to amend the Plan requires that a majority of the votes cast by the holders of the shares of the Class A Stock and Class B Stock, voting together, present and entitled to vote at the meeting be votes for approval. A.L. Industrier has advised the Company that it intends to vote its shares in favor of the proposal, which would assure its approval. The material features of the Plan, as amended (including the 1997 Restatement), are described below.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
PROPOSAL.

SUMMARY DESCRIPTION OF THE COMPANY'S 1997 INCENTIVE STOCK OPTION PLAN (FORMERLY 1983 INCENTIVE STOCK OPTION PLAN)

  Attached as an appendix to this Proxy Statement is a copy of the 1997 Incentive Stock Option Plan (formerly 1983 Incentive Stock Option Plan and hereafter referred to as the "Plan") and the following summary description is qualified in its entirety by reference to such appendix.

  General. The Plan provides for the issuance by a Committee of the Company's Board of Directors appointed for such purpose (the "Committee") of options to acquire shares of the Company's Class A Stock and stock appreciation units which entitle the grantee to receive a payment equal to the difference between
(i) the base value and (ii) the fair market value of a share of Class A Stock on the maturity date (as defined in the Plan) of the unit. The Plan is administered by a committee of the Company's Board of Directors appointed for such purpose (the "Committee"). The individuals who are eligible to participate in the Plan are such executive, managerial, marketing, technical and other key employees of the Company and its subsidiaries as the Options Committee determines from time to time. In the discretion of the Committee, options granted under the Plan may be either "incentive stock options" as such term is defined in Section 422 of the United States Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), or options which do not meet such definition. The number of shares which may be subject to options granted or on which units may be issued under the Plan shall be determined by the Committee in its discretion and shall be subject to adjustment for any stock splits, recapitalization or other changes in the Company's capital structure. Options or units for more than 100,000 shares (subject to adjustment for any stock splits, recapitalization and other changes in the Company's capital structure) may not be granted to any participant in any taxable year.

  Options. At the time the option is granted, the Committee specifies the price at which shares may be purchased pursuant to any option, and such price may not be less than the fair market value of the shares on the date that the option is granted. The exercise price may be paid in cash or by delivery of shares of Class A Stock previously owned by the optionee having a fair market value equal to the exercise price of the options being exercised. The Committee also determines the term of each option, which in no event may exceed ten years (in the case of an Incentive Stock Option) or ten years and one month (in the case of any other option) from the date of grant. If for any reason the full number of shares covered by any option are not issued before the option expires or terminates, shares not issued under such option are again available for the grant of options under the Plan.

  Each option may be exercised from time to time during its term, in part or in whole, subject to such vesting requirements and any other limitations that the Committee, in its discretion, may specify at the time of grant. Unless the Committee otherwise determines at the time of grant, options become exercisable (or vest) at the rate of 25% per year that the employee holds such options so that options do not become fully exercisable until four years from the date of grant. Subject to certain limitations, the Committee may, in its discretion: (i) accelerate the time at which any outstanding option or part thereof shall become exercisable and (ii) extend the time during which any outstanding option may be exercised, provided that no option may be exercised more than ten years (in the case of an Incentive Stock Option) or ten years and one month (in the case of any other option) after the date of grant.

  Stock Appreciation Units. Prior to the 1997 Restatement, the Plan provided that the Committee, in its discretion, may confer upon the grantee of any option under the Plan the right to exercise, with respect to shares of Class A Stock which could be purchased under the option otherwise exercisable under the Plan, an alternative cash settlement right in lieu of purchasing shares under such option. Such right could have been conferred at the time the options are granted or with respect to outstanding options. An alternative cash settlement right means the right, in lieu of purchasing shares under an option which is otherwise exercisable under the Plan, to receive a payment in cash equal to the excess of the value of one share of Class A Stock over the option price set forth in the option, times the number of shares as to which the alternative cash settlement right is exercised. Under the Plan as amended by the 1997 Restatement, the Committee is given discretion to grant units having such maturity date as the Committee may specify (including units which are "exercisable" by the grantee through his or her selection of the maturity date). The number of units granted and the terms and conditions of all units shall be determined by the Committee. The base value of a unit shall not be less than the fair market value of a share of Class A Stock on the date of grant and no unit shall have a maturity date later than ten years and one month after the date of grant. Unless the Committee shall otherwise determine, each unit shall have a base value equal to the fair market value of the Class A Stock on the date of grant, shall have a maturity date which is the fifth anniversary of the date of grant and shall provide that the grantee is not entitled to payment unless such employee has remained an employee of the Company from the date of grant to the maturity date (except in the event of death or retirement, in which case the maturity date shall be the date the employee ceases to be employed by the Company or a subsidiary).

  Transferability of Options. Options and units are not transferable otherwise than by will or the law of descent and distribution, except to such transferees and on such terms as the committee may approve.

  Termination of Employment or Death of Optionee. Except as expressly provided in the Plan, options terminate on the earlier of: (i) the date of expiration thereof, (ii) immediately upon termination of the employment relationship between the Company and the optionee for cause, or
(iii) 30 days (or up to two years if the Committee so provides) after termination of the employment relationship between the Company and the optionee without cause for any reason other than death, retirement in good standing or disability.

  If an optionee dies while in the employ of the Company and before the date of expiration of an option, such option terminates on the earlier of such date of expiration or two years following the date of such death. After the death of an optionee, his or her executors or administrators have the right, at any time prior to the termination of such option, to exercise such option to the extent that such option was vested immediately prior to his or her death.

  If the optionee is retired in good standing from the employment of the Company for reason of age or disability before the date of expiration of an option, such option terminates on the earlier of such date of such expiration or a date from 90 days to two years (as the Committee determines) after the date of such retirement. In the event of such retirement the optionee has the right prior to the termination of such option to exercise the option to the extent to which he or she was entitled to exercise such option immediately prior to such retirement.

  Tax Consequences. The following discussion is intended only as a brief summary of the United States Federal income tax consequences of the grant and exercise of options and units. The discussion addresses only the United States Federal income tax consequences to employees who are citizens or residents of the United States and who perform services within the United States. Some employees who are employees of the Company's foreign subsidiaries may be subject to tax under the law of the country where they are citizens or residents, which may differ significantly from the United States income tax law. The laws governing the tax aspects of stock options and stock appreciation rights are highly technical, and such laws are subject to change at any time, which could be retroactive in nature.

  The Committee has the discretion to grant either (i) Incentive Stock Options with the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or (ii) options which do not qualify as Incentive Stock Options and which shall be referred to herein as "nonstatutory options." The United States income tax consequences will vary depending on which type of option is granted.

  Tax Consequences of Incentive Stock Options to United States Citizens or Residents. An optionee generally will not recognize taxable income or loss on the grant or exercise of an Incentive Stock Option, but he may incur alternative minimum tax liability on exercise of the Incentive Stock Option. Neither the Company nor any subsidiary will be entitled to any deduction on the grant or exercise of an Incentive Stock Option.

  An optionee's tax consequences from the sale or other disposition of shares acquired on the exercise of an Incentive Stock Option will depend on when such sale or disposition occurs. If the optionee holds the option shares for more than two years after the Incentive Stock Option was granted and for more than one year after the Incentive Stock Option was exercised (the "Required Holding Periods"), he will recognize long-term capital gain or loss when he sells or disposes of his shares equal to the difference between the proceeds he receives and his tax basis in the option shares (generally the exercise price paid for the shares, except as otherwise discussed below). In such case, neither the Company nor any subsidiary will be entitled to a deduction on the optionee's sale or disposition of his shares.

  If an optionee sells the shares acquired upon exercise of an option without satisfying the Required Holding Periods (a "Disqualifying Disposition"), he generally will recognize ordinary taxable income, and the Company, or a United States subsidiary, if the subsidiary is the optionee's employer, will be entitled to a deduction for the amount of ordinary income taxed to the optionee. The amount of ordinary income taxable to the optionee (and the corresponding deduction) is calculated by deducting the option price from the lesser of (i) the fair market value of the shares on the exercise date and (ii) the price at which the optionee sells or otherwise disposes the shares (unless such sale or disposition is to a related party, in which case the fair market value must be used even if the sales price is lower). If the price at which the optionee sells the shares exceeds the shares' fair market value on the exercise date, the excess will be taxed as capital gain. This capital gain will be either long or short-term depending on whether the optionee held the shares for more than one year. Neither the Company nor any subsidiary will be entitled to a deduction for the capital gain.

  If an optionee delivers previously-acquired Class A Stock (other than stock acquired upon exercise of an Incentive Stock Option and not held for the Required Holding Periods) in payment of all or part of the option price of an Incentive Stock Option, the optionee generally will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired stock after its acquisition date. The optionee's tax basis in, and holding period (for capital gain, but not Disqualifying Disposition, purposes) for, the previously-acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the number of shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously-acquired shares used to pay the exercise price, and the holding period of those excess shares will begin on the date of exercise. Proposed regulations provide that where an Incentive Stock Option is exercised using previously-acquired stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

  If an optionee pays the exercise price of an Incentive Stock Option in whole or in part with Class A Stock that was previously acquired upon the exercise of an Incentive Stock Option and that has not been held for the Required Holding Periods, the optionee will recognize ordinary taxable income with respect to the shares surrendered under the rules applicable to Disqualifying Dispositions. The Company will be entitled to a corresponding deduction. The optionee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income recognized by the optionee.

  Tax Consequences of Nonstatutory Options and Stock Appreciation Units to United States Citizens or Residents. In general, upon the grant of a nonstatutory option or unit, the grantee will not recognize taxable income or loss, and neither the Company nor any subsidiary will be entitled to a deduction.

  Upon the exercise of a nonstatutory option or the amount by which the fair market value of the shares at the time of exercise exceeds the option price will constitute ordinary taxable income to the optionee. Payment of amounts due to an employee pursuant to a stock appreciation unit will constitute ordinary taxable income to the employee at the time of payment. The Company, or if the optionee is employed by a subsidiary of the Company, the subsidiary, will be entitled to a corresponding deduction. In the event the Company makes payment pursuant to a unit in the form of shares of Class A Stock, the employee's basis in such stock will equal the fair market value thereof on the date of payment.

  If an optionee delivers previously-acquired Class A Stock, however acquired, in payment of all or part of the option exercise price of a nonstatutory option, the optionee generally will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired stock after its acquisition date. The optionee's tax basis in, the holding period for, the previously-acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. The excess of the fair market value of the shares received over the option exercise price constitutes compensation taxable to the optionee as ordinary income. Such fair market value is determined on the date of exercise. Shares received in excess of the number of shares surrendered have a tax basis equal to their fair market value on the exercise date, and their holding period begins on the exercise date. The Company generally is entitled to a tax deduction equal to the compensation income recognized by the optionee.

                            EXECUTIVE COMPENSATION

Summary of Executive Compensation

  The following table (the "Summary Compensation Table") sets forth the annual and long-term compensation paid or granted to, or accrued for, the executive officers named below (the "named executive officers") by the Company or its subsidiaries during 1996, 1995 and 1994:

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                               ANNUAL COMPENSATION                         AWARDS
                               -----------------------                  ------------
                                                           OTHER ANNUAL               ALL OTHER
   NAME AND PRINCIPAL                                      COMPENSATION OPTIONS/SARS COMPENSATION
  POSITION DURING 1996    YEAR SALARY($)     BONUS($)          ($)         (#)(1)        ($)
  --------------------    ---- ----------    ---------     ------------ ------------ ------------
Einar W. Sissener (5)...  1996    365,839(6)         0           *              0       19,515(8)
 (Chairman, Director,
 and                      1995    384,395(6)         0           *              0       32,583(8)
 Chief Executive Offi-
 cer)                     1994    341,263(2)    75,000           *              0            0
Jeffrey E. Smith........  1996    355,004            0           *              0       26,416(3)
 (Vice President--Fi-
 nance                    1995    355,066       40,000           *         15,000       21,300(3)
 and Chief Financial Of-
 ficer)                   1994    365,630       50,000           *          9,000       15,573(3)
David E. Cohen..........  1996    290,004            0           *              0       18,318(3)
 (Vice President and
 President--              1995    279,994      100,000           *         15,000       16,800(3)
 Animal Health Division)  1994    260,000      110,000           *          9,000       12,269(3)
George S. Barrett (9)...  1996    293,884            0           *              0       15,351(3)
 (Vice President and
 President--              1995    279,615       40,000           *         15,000       10,066(3)
 U.S. Pharmaceuticals
 Division)                1994    259,615      116,110(4)        *          7,000       11,244(3)
Ingrid Wiik (5).........  1996    184,543(7)         0           *              0       47,006(8)
 (Vice President and
 President--              1995    176,305(7)    31,515           *         15,000       41,358(8)
 International Pharma-
 ceuticals                1994     41,020(7)         0           *          8,000            0
 Division)
Thor Kristiansen (5)....  1996    166,269(7)         0           *              0       43,219(8)
 (Vice President and
 President--              1995    154,764(7)    25,212           *         15,000       41,852(8)
 Fine Chemicals Divi-
 sion)                    1994     28,842(7)         0           *          7,000            0

---------------------
 * The Company provides automobile allowances to its executive officers and an apartment (in lieu of hotel accommodations) to Mr. Sissener while he is in the United States. The incremental cost of such perquisites in each of 1996, 1995, and 1994 was not in excess of the lesser of (a) $50,000 and (b) 10% of the amounts reported as Salary and Bonus for such year in the Summary Compensation Table.

(1) Reflects options granted under the Stock Option Plan. The Company has not granted any stock appreciation rights ("SARs") to any of the named executive officers in 1994, 1995 or 1996.

(2) In 1994, includes fees from the Company and its subsidiaries (before deduction of Company charges for office and secretarial services) for services as Chairman of the Board and as a member of committees of the Company's Board of Directors and the board of directors of a subsidiary. Since January 1, 1995, Mr. Sissener has not received fees for such services in such positions.

(3) Includes contributions by the Company to various employee profit-sharing and saving plans.

(4) The 1994 bonus consists of a bonus award of $30,000 and an additional contractual bonus of $86,110, of which $46,110 is an incentive bonus based on 1994 operating performance of NMC Laboratories, Inc. ("NMC"), a subsidiary of the Company.

(5) The table does not include compensation for Mr. Sissener, Mr. Kristiansen or Ms. Wiik from Alpharma Oslo prior to the acquisition of Alpharma Oslo by the Company in October, 1994.

(6) At Mr. Sissener's request his 1995 base salary was reduced by $40,000 from the amount approved by the Compensation Committee and his 1996 salary was reduced by $64,302 from the minimum amount specified in his employment agreement.

(7) Includes fees from the Company for services on the Board of Directors of Dumex Alpharma AS and other subsidiaries of the Company after October, 1994.

(8) Reflects pension premiums paid to a Norwegian insurance company to fund pension payments for executive officers.

(9) Mr. Barrett ceased to be an officer of the Company prior to December 31, 1996.

EMPLOYMENT AGREEMENTS

  Mr. E.W. Sissener is a party to an agreement dated March 14, 1996 for his employment as Chairman and Chief Executive Officer through the annual stockholders meeting in 1999. The agreement provides that his base salary for 1996 shall be $450,000 subject to review and increase by the Board in future years, payable in part by Alpharma Oslo and in part by the Company. If Mr. Sissener's employment is terminated or he is not elected Chairman and Chief Executive Officer for any reason other than cause, he is entitled to receive one year's base salary. The agreement provides that for ten years following his employment Mr. Sissener will provide consulting services to the Company as requested for up to 36 days per year and will be entitled to receive $54,000 annually (subject to adjustment based on the consumer price index). The agreement does not affect the pension and other benefits generally available to senior executives of Alpharma Oslo which Mr. Sissener is entitled to receive.

  Mr. Jeffrey E. Smith is a party to an employment arrangement with the Company dated July 30, 1991 which provides that, if his employment is terminated by the Company for any reason other than for cause, he is entitled to receive base salary and certain benefits for one year. Mr. Smith participates in all of the employee benefits available to executives of the Company. Upon retirement, the Company will pay to Mr. Smith supplemental retirement benefits equal to the amount, if any, by which the pension due under the Company's Non-Contributory Retirement Plan without any limitation imposed by the Internal Revenue Service exceeds any ceiling imposed by the Internal Revenue Service.

  Mr. George S. Barrett ceased being an officer of the Company prior to December 31, 1996. Pursuant to his employment termination arrangement, Mr. Barrett will be paid one year's base salary with certain benefits through December 31, 1997.

  Mr. David E. Cohen is a party to an employment arrangement with the Company which provides that, if his employment is terminated by the Company for any reason other than for cause, he will be paid one year's base salary with certain benefits, and if he does not have another executive position after such twelve month period, he will be paid his base salary with certain benefits until he takes another position for up to six months thereafter. Mr. Cohen participates in all of the employment benefits available to executives of the Company.

  Ms. Ingrid Wiik is a party to an employment arrangement with Alpharma Oslo which provides that in the event she (x) is terminated for any reason other than for cause, or (y) wishes to terminate her employment due to organizational changes or other significant changes of her working conditions or responsibilities which she does not wish to accept, in both cases she is entitled to receive salary and certain other benefits for a period of eighteen
(18) months thereafter. Ms. Wiik participates in all of the employment benefits available to executives of Alpharma Oslo. (See "Retirement Plans").

  Mr. Thor Kristiansen is a party to an employment arrangement with Alpharma Oslo which provides that in the event he (x) is terminated without cause or,
(y) wishes to terminate his employment due to organizational changes or other significant changes of his working conditions or responsibilities which he does not wish to accept, in both cases he is entitled to receive salary and certain other benefits for a period of eighteen (18) months thereafter. Mr. Kristiansen participates in all of the employment benefits available to executives of Alpharma Oslo (See "Retirement Plans").

ANNUAL PERFORMANCE INCENTIVE PLAN

  In March 1997 the Company approved a new Annual Performance Incentive Plan which provides that all executive officers will be entitled to receive a cash bonus within a target range (and subject to certain individual performance factors) if the Company's earnings per share meets a base level and the appropriate operating group achieves certain operating income levels relative to its budget. Higher bonuses may be paid if specified income levels are exceeded but no bonuses will be payable if the applicable income thresholds are not met. Messrs. Smith and D. Cohen have target bonus levels of 30% of base salary with possible increases which are subject to exceeding base income targets and achieving certain individual performance goals. As with substantially all international employees, the target bonus level for Ms. Wiik and Mr. Kristiansen in 1997 is 4%. The Performance Incentive Plan has become effective with respect to 1997.

GRANTS OF OPTIONS

  The Company did not grant any options to the named executive officers in 1996.

OPTION EXERCISES AND VALUES

  The following table discloses, for the named executive officers, (a) the number of shares acquired upon exercise of options or with respect to which such options were exercised and the aggregate dollar value realized upon such exercise and (b) the number and value of unexercised options, in each case as of December 31, 1996.

             1996 AGGREGATED OPTION EXERCISES AND YEAR-END VALUES

                                                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                          NUMBER OF                UNDERLYING UNEXERCISED             IN-THE-MONEY
                           SHARES                  OPTIONS AT 12/31/96 (1)         OPTIONS AT 12/31/96
                         ACQUIRED ON    VALUE     ------------------------- ---------------------------------
NAME                      EXERCISE   REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE (2) UNEXERCISABLE (2)
----                     ----------- ------------ ----------- ------------- --------------- -----------------
Einar W. Sissener.......        0            0           0            0              0               0
Jeffrey E. Smith........        0            0      69,000       22,000         83,689               0
David E. Cohen..........    3,000       17,376      40,750       21,250         65,376               0
George S. Barrett.......        0            0      20,500        3,500              0               0
Ingrid Wiik.............        0            0       4,000       19,000              0               0
Thor Kristiansen........        0            0       3,500       18,500              0               0

---------------------
(1) All grants are options under the Company's Stock Option Plan.

(2) Value is based on the closing price of a share of Class A Common Stock on December 31, 1996 ($14.625) minus the exercise price.

RETIREMENT PLANS

  Messrs. Jeffrey E. Smith, David E. Cohen and George S. Barrett are participants in the Alpharma Inc. Pension Plan (a qualified defined benefit plan) (the "Pension Plan"). Mr. Sissener, Ms. Wiik and Mr. Kristiansen do not participate in the Pension Plan. Under the Pension Plan, both salaried and hourly employees are eligible for benefits. Participants are entitled to receive their specified annual benefit, in the form of a life annuity or, at the election of participants, its actuarial equivalent in certain other forms, commencing within one month of their 65th birthday. The specified annual benefit is equal to (x) the sum of (i) 0.8% of the participant's highest five-year Final Average Compensation (as defined below) up to "covered compensation" (($27,576 for 1996) plus (ii) 1.45% of the participant's highest five-year Final Average Compensation in excess of "covered compensation" ($27,576 for 1996), multiplied by (y) the number of years of benefit service (up to a maximum of 30 years)). The Pension Plan also provides for an early retirement benefit which is equal to the specified annual benefit described above, reduced actuarially for each year by which the early retirement date precedes the normal retirement date.

  The following table sets forth the approximate annual retirement benefit under the Pension Plan based on years of service and Final Average Compensation.

                              PENSION PLAN TABLE

                                      YEARS OF SERVICE
                    ------------------------------------------------------------
REMUNERATION (1)       15           20           25           30         35 (2)
----------------    --------     --------     --------     --------     --------
    $125,000        $ 24,499     $ 32,665     $ 40,831     $ 48,998     $ 48,998
    $150,000          29,936       39,915       49,894       59,873       59,873
    $175,000          35,374       47,165       58,956       70,748       70,748
    $200,000          40,811       54,415       68,019       81,623       81,623
    $225,000          46,249       61,665       77,081       92,498       92,498
    $250,000          51,686       68,915       86,144      103,373      103,373
    $300,000          62,561       83,415      104,269      125,123      125,123
    $400,000          84,311      112,415      140,519      168,623      168,623
    $450,000          95,186      126,915      158,644      190,373      190,373
    $500,000         106,061      141,415      176,769      212,123      212,123

---------------------
(1) Final average compensation. Current Federal pension law limits average annual compensation considered for benefit purposes to $150,000 for 1996 and $160,000 for 1997.

(2) The Plan provides that there is a maximum of 30 years of service for computation of benefits.

  For purposes of the Pension Plan, an employee's "Final Average Compensation" generally is his regular cash salary (excluding bonuses) for the five consecutive years of service in which his compensation was highest during the ten years of service immediately preceding his retirement. In 1996, the respective amounts of the compensation of Messrs. Smith, Cohen and Barrett would have been $355,004, $290,004, and $293,884, respectively, under the Pension Plan if there were no limitations under Federal pension law. However, due to the Federal pension law, the respective amounts of compensation of Messrs. Smith, Cohen and Barrett under the Pension Plan in 1996 were limited to $150,000. Mr. Smith, however, is entitled to supplemental retirement benefits from the Company equal to the amount, if any, by which the pension due under the Pension Plan without any limitation imposed by the Internal Revenue Service exceeds any ceiling imposed by the Internal Revenue Service. In addition, Messrs. Cohen and Barrett are participants in the Supplemental Pension Plan. Under the

Supplemental Pension Plan, participants are entitled to supplemental retirement benefits from the Company equal to the amount, if any, by which (x) the lesser of (i) the pension due under the Pension Plan without any limitation imposed by the Internal Revenue Service and (ii) $235,840 exceeds
(y) any ceiling imposed by the Internal Revenue Service. The years of service credited under the Pension Plan and the Supplemental Pension Plan as of December 31, 1996 to such officers were as follows: Mr. Smith--12 years, Mr. Cohen--21 years and Mr. Barrett--6 years.

  Under the Pension Plan, in the event of the termination of employment prior to retirement, part of the employee's benefit may be forfeited. A retirement benefit, payable in the form of a life annuity following the employee's 55th birthday, is equal to an accrued percentage of the normal retirement benefit, actuarially reduced to reflect commencement of payments prior to the normal retirement date. As to employees hired on or after January 1, 1989, pension benefits under the Pension Plan vest after five years of employment with the Company. Pension benefits under the Pension Plan of employees hired prior to January 1, 1989 are currently 100% vested. Under the Supplemental Pension Plan, all participants' benefits vest after ten years of employment with the Company.

  Mr. Einar W. Sissener, Ms. Ingrid Wiik and Mr. Thor Kristiansen are active participants in the pension plan of Alpharma Oslo, the Company's Norwegian subsidiary (a defined benefit plan) (the "Oslo Pension Plan"). Under the Oslo Pension Plan, both salaried and hourly employees are eligible for benefits. The retirement age under the Oslo Pension Plan is 67 years of age. A participant's specified annual benefit under the Oslo Pension Plan is equal to
(x) the difference between (i) 60% of such participant's Final Compensation (as defined below) and (ii) the social security benefit (187,300 Norwegian Kroner ("NOK") or approximately $28,962 for 1996) multiplied by (y) a fraction, the numerator of which is the number of years of service (up to a maximum of 30 years) and the denominator of which is 30.

  The following table sets forth the approximate annual retirement benefit under the Oslo Pension Plan based on years of service and Final Compensation.

                          OSLO PENSION PLAN TABLE (1)

                                      YEARS OF SERVICE
                     ---------------------------------------------------------------
REMUNERATION (2)       15            20            25            30          35 (3)
----------------     -------       -------       -------       -------       -------
    $125,000          23,716        31,621        39,027        47,432        47,432
    $150,000          31,216        41,621        82,027        62,432        62,432
    $175,000          38,716        51,621        84,527        77,432        77,432
    $200,000          46,218        61,621        77,027        92,432        92,432
    $225,000          63,716        71,621        89,527       107,432       107,432
    $250,000          61,216        81,621       102,027       122,432       122,432
    $300,000          78,216       101,621       127,027       152,432       152,432
    $400,000         106,216       141,621       177,027       212,432       212,432
    $450,000         121,216       161,621       202,027       242,432       242,432
    $500,000         138,216       181,621       227,027       272,432       272,432

---------------------
(1) The payments under the Oslo Pension Plan are made in Norwegian kroner. For purposes of the Oslo Pension Plan Table, such Norwegian kroner amounts were translated into United States dollars using the exchange rate at December 29, 1996 of NOK 6.79 to $1.00.

(2) Final compensation.

(3) The Plan provides that there is a maximum of 30 years of service for computation of benefits.

  For purposes of determining a benefit under the Oslo Pension Plan, salary or bonus payable by the Company or a subsidiary other than Alpharma Oslo is excluded. For purposes of the Oslo Pension Plan, an employee's "Final Compensation" is his or her base cash salary in his last year of service. If Mr. Sissener were to retire with his last year of service being 1996, the amount of his Final Compensation for purposes of calculating his pension benefits under the Oslo Pension Plan would have been NOK (1,200,000) (or approximately $176,163). If Ms. Wiik were to retire with her last year of service being 1996, the amount of her Final Compensation for purposes of calculating her benefits under the Oslo Pension Plan would have been NOK 1,080,000 or approximately $158,952. If Mr. Kristiansen were to retire with his last year of service being 1996, the amount of his Final Compensation for purposes of calculating his benefits under the Oslo Pension Plan would have been NOK 995,000 or approximately $146,324. It should be noted that payments under the Oslo Pension Plan are indexed, such that the amount of such payments are increased by the same percentage as any increase in Norwegian Social Security benefits. In addition, under the Oslo Pension Plan if a participant dies, such participant's spouse is entitled to receive 55% of the participant's specified annual benefit. Mr. Sissener has accrued the maximum thirty years of service and Ms. Wiik and Mr. Kristiansen have each accrued twenty-five years of service (including those accrued when each was employed by unaffiliated companies) under the Oslo Pension Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company's Board of Directors is responsible for reviewing the performance of the Chief Executive Officer ("CEO") and recommending to the Board the amount of compensation and other benefits payable to the CEO, reviewing and approving the compensation and benefits of other executive officers and highly paid personnel, reviewing the general compensation and employment benefit policies for management personnel, reviewing management development and succession matters and approving any material new benefit plan or reviewing amendment to an existing benefit plan. During 1996, two members of the Compensation Committee (Messrs. Gibian and Tombros) also served as the committee established under the Company's Stock Option Plan with authority to fix the terms of, and grant options under, such plan. The Compensation Committee is comprised of non-employee directors.

  In general, the Compensation Committee strives to meet the following objectives in making compensation decisions and recommendations for executive officers and other key personnel: (1) provide overall compensation that is competitive in its ability to attract and retain highly qualified personnel;
(2) relate compensation to the degree to which the Company (and/or the specific business unit for which an executive is responsible) attains its annual earnings or other performance targets; (3) reward excellent individual performance, with special consideration for specific projects completed or adverse conditions overcome; and (4) provide incentive to contribute to the long-term growth of the Company's businesses and stockholder value. The Committee does not intend to approve or recommend compensation which would not be deductible under Section 162 of the Internal Revenue Code of 1986, as amended and consults with tax advisors as necessary to avoid any unintended result.

  As reflected in the Summary Compensation Table above, there are three principal components of senior executive compensation--salaries, bonuses and long-term stock-based incentives. Salaries are determined annually, primarily on the basis of industry standards as applied to each executive's background, experience and overall performance with the Company. Prior to 1996, bonuses were determined annually on the basis of an informal plan which set potential bonus targets related to individual base salary, with a portion of each potential bonus based on individual performance during the year, a second portion based on the performance of the business unit for which the executive was responsible and a third portion based on the Company's performance for such year. Executives whose responsibilities were broader than a particular business unit had a larger portion of their annual bonus potential dependent on the overall earnings performance of the Company. Executives with less ability to influence Company-wide or segment performance had a greater proportion of their bonus dependent on individual performance. In general, performance was measured by the operating income of individual business units and the net income of the Company, in each case relative to budgeted amounts and after consideration of events not reasonably anticipated which affected income and accomplishments which may not immediately have income benefits.

  During 1996, the Committee met on a regular basis with the Vice President-- Human Resources who joined the Company in April 1996. The Committee requested the Vice President--Human Resources to develop a new incentive program with annual bonus criteria which more consistently correlated bonus levels to individual performance and to key corporate performance criteria, including net income per share, operating income, and other factors. The Committee also discussed the different business, tax, employee benefits and other factors relevant to compensation payable to non-U.S. personnel and how the new incentive program might deal with those differences. The Committee also requested the Vice President--Human Resources to review the Company's prior practices with respect to the grant of stock options and to develop a long-term compensation program utilizing stock options or other stock-based awards which would enhance the alignment of interests of key personnel with those of shareholders. In addition, in connection with its review of the Company's program for the granting of stock options, the Committee reviewed and approved the amendments to the Company's 1983 Incentive Stock Option Plan which are described herein.

  With respect to 1996, the Committee did not approve any bonus payments for the Company's executive officers and other key personnel. The determination not to award cash bonuses was based on (i) the Company's disappointing 1996 operations which resulted in a net loss, (ii) the failure of any of the Company's five principal operating divisions to attain their budgeted performance, (iii) management's recommendations and advice that the base salaries of the Company's executive officers and other highly paid personnel were generally in line with comparable personnel at competitive companies and
(iv) the anticipation that an improved annual incentive bonus program and an enhanced stock-based long-term incentive plan would be implemented for key personnel in 1997 and future periods. On the basis of the same factors, the Committee approved only small base salary increases for a limited number of executive officers and other highly paid personnel.

  In March 1997 the Company approved a new Annual Performance Incentive Plan which provides that all executive officers and other highly paid personnel will be entitled to receive a cash bonus within a target range if the Company's earnings per share meets a base level and the appropriate operating group achieves certain operating income levels relative to its budget. Higher bonuses may be paid if specified income levels are exceeded but no bonuses will be payable if the applicable earnings per share threshold is not met. The Performance Incentive Plan has become effective with respect to 1997.

  In March, 1996, the Committee approved an employment contract with the CEO which continued his employment relationship through the 1999 Annual Meeting of Stockholders at a base salary of $450,000. In view of the Company's disappointing performance in 1996, the CEO unilaterally waived the receipt of a portion of base salary for the fourth quarter of 1996 and requested that, notwithstanding the provisions of his contract, he not be considered for any bonus with respect to 1996. The Committee accepted the CEO's request with respect to 1996. The CEO will not participate in the Annual Performance Incentive Plan but is entitled under his employment agreement to receive a bonus up to 100% of his salary as recommended by the Committee. After discussion of the CEO's performance in 1996, the Committee reviewed with the CEO and set the earnings, sales and stock price levels which would be the key factors for judging the CEO's 1997 performance. The Committee also reviewed the CEO's succession plans and recommendations.

  The only stock options recommended by the Compensation Committee in 1996 were grants of options for 34,000 shares to several officers and highly paid personnel who joined the Company during the year. The failure to grant any options to existing personnel in 1996 was based on the anticipated adoption of a new stock-based long-term incentive program referred to above and delays in adopting such a program as a result of certain tax developments in Norway which adversely affected the grant of options to the Company's Norwegian personnel. In March, 1997, the Committee under the Option Plan granted options to purchase 453,750 Class A shares to 137 personnel. Each of these options has a five-year term and vests in equal installments over four years but is not exercisable (except in the event of termination of employment or hardship) until the fourth anniversary of grant. These options were granted on the basis of a program, reviewed and approved by the Committee, under which the number of options issued to an individual is based on his or her salary level and the benefit that is projected to result from the option if certain earnings and share price levels are attained by the Company. Because of matters relating to Norwegian tax laws, those recipients employed in Norway received options with a higher exercise price, but received a larger amount of options relative to their salary level. The Committee determined not to include the CEO in option grants under the new program due to the extended period of non-exercisability of the options. Nevertheless, the Committee believes that the interest of the CEO is closely aligned with the stockholders as a result of his substantial ownership of the Company's warrants.

                                          By the Compensation Committee:

                                          Peter G. Tombros (Chairman)
                                          Thomas G. Gibian
                                          I. Roy Cohen
                                          Glen E. Hess

PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total stockholder return during the last five years with the Media General Financial Services Index for Pharmaceutical Companies (which index includes 298 corporations that describe themselves as drug manufacturers and are publicly traded) and The New York Stock Exchange Index. The graph assumes $100 invested on December 31, 1991 in the Company's Class A Stock and $100 invested at that time in each of the selected indices. The comparison assumes that all dividends are reinvested.

                                  (MAC CHART)

                             1991     1992     1993     1994     1995     1996
                             ----     ----     ----     ----     ----     ----

ALPHARMA INC.              100.00   106.47    58.14    84.85   110.18    62.68

INDUSTRY INDEX             100.00    82.04    74.40    80.04   127.69   155.61

NY STOCK EXCHANGE
INDEX                      100.00   104.70   118.88   116.57   151.15   182.08

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH A.L. INDUSTRIER

  A.L. Industrier and Alpharma Oslo are parties to a lease (the "Skoyen Lease") pursuant to which A.L. Industrier leases to Alpharma Oslo the land and facility in Oslo, Norway where Alpharma Oslo's principal administrative offices and fermentation plant for its bulk antibiotics and animal health businesses are located. The Skoyen Lease has a term of 20 years, which term is renewable, at the option of Alpharma Oslo, for four additional consecutive five year terms. Basic rent during the initial 20-year term is $1.00 per year and, during any renewal term thereafter, basic rent will be the then prevailing fair rental value of the premises. In addition to basic rent, Alpharma Oslo pays documented expenses of ownership and operation of such facility, such as taxes and maintenance expenses. Alpharma Oslo has the right to terminate the Skoyen Lease at any time during its term upon twelve months written notice to A.L. Industrier.

  Alpharma Oslo is a party to an administrative services agreement (the "Administrative Services Agreement") with A.L. Industrier, pursuant to which Alpharma Oslo provides certain administrative services to A.L. Industrier. Such services are provided on a full cost basis, except that A.L. Industrier is required to pay Alpharma Oslo a minimum fee for services rendered during calendar year 1996 equal to NOK 3,000,000. In 1996, A.L. Industrier paid Alpharma Oslo NOK 3,000,000 (or $464,000 based on the NOK exchange rates in effect on the dates such fees were paid). The Administrative Services Agreement expired in January 1997 and was automatically extended for a one-year term. Such one-year extensions will continue unless the agreement is terminated by either of the parties thereto, upon six months' notice.

  During 1996, the Company through Alpharma Oslo and its subsidiaries sold $3,075,000 of products, primarily multivitamins and adhesive products, to a subsidiary of A.L. Industrier for distribution of these products to retail food stores. In addition, during 1996 Alpharma Oslo paid $200,000 to A.L. Industrier to reimburse A.L. Industrier for costs incurred in producing an aquatic animal health product for Alpharma Oslo.

  On February 10, 1997, A.L. Industrier entered into a Stock Subscription and Purchase Agreement with the Company, whereby A.L. Industrier irrevocably subscribed for and agreed to purchase from the Company 1,273,438 additional shares of Class B Stock for an aggregate subscription consideration of $20,807,976. The Closing of the transaction is expected to take place on or before November 30, 1997.

  All transactions with A.L. Industrier are subject to review by, and in certain circumstances prior approval of, the Audit Committee. See "Board of Directors and Committees--Committees of the Board" above.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

  Mr. I. Roy Cohen, who as of January 15, 1991 retired as President and Chief Executive Officer, has a contract to act as a special consultant to the Company for a ten-year period following such retirement (the "Consultant Term"). During the Consultant Term, the Company is required to pay him a minimum annual consideration ($138,900 for 1996) which may be increased to reflect services rendered in excess of 40 days during the year, inflation and other factors, and to provide him with an automobile allowance and certain other employee benefits. Total amounts earned under such contract with respect to 1996 were $221,460. The contract provides, in the event of Mr. Cohen's disability, death or termination during the Consultant Term, for continued payments to Mr. Cohen (or his wife or children in the case of his death) of the remaining amounts he would otherwise be entitled to receive.

  Mr. Glen E. Hess' professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed and continues to perform significant legal services for the Company.

  Mr. David E. Cohen, a Vice President of the Company and President of the Company's Animal Health Division, is the nephew of Mr. I. Roy Cohen.

  Mr. Gert W. Munthe is a director of A.L. Industrier and the son-in-law of Mr. Einar W. Sissener.

                             INDEPENDENT AUDITORS

  Coopers & Lybrand L.L.P. has been selected to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1997. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to questions of stockholders. The appointment of the auditors has been approved by the Company's Board of Directors based upon the recommendation of the Audit Committee.

              STOCKHOLDERS' PROPOSALS FOR THE 1998 ANNUAL MEETING

  In order to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders, stockholder proposals must be submitted to the Company on or before December 3, 1997.

                                OTHER BUSINESS

  As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

                                          By order of the Board of Directors

                                          Beth P. Hecht
                                          Secretary
                                          ALPHARMA INC.

                            YOUR VOTE IS IMPORTANT
                PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED
             FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                                                                        APPENDIX


                                 ALPHARMA INC.

            1997 INCENTIVE STOCK OPTION AND APPRECIATION RIGHT PLAN
                  (FORMERLY 1983 INCENTIVE STOCK OPTION PLAN)

                               TABLE OF CONTENTS

  1.   Purpose of the Plan..............................................   A-1
  2.   Administration...................................................   A-1
  3.   Shares Relating to Options and Units.............................   A-1
  4.   Authority to Grant Options and Units.............................   A-1
       Limitation on Value of Shares Covered by Incentive Stock Options
  5.   granted to any Employee..........................................   A-2
  6.   Eligibility......................................................   A-2
  7.   Option Price and Base Value......................................   A-2
  8.   Terms of Options; Vesting........................................   A-2
  9.   Terms and Conditions of Units; Vesting...........................   A-3
 10.   Exercisability of Options and Exercisable Units..................   A-4
 10A.  Procedure for Exercise of Options................................   A-4
 10B.  Withholding Tax Requirements on Exercise of Options..............   A-4
 10C.  Option Exercise with Previously Acquired Stock...................   A-5
 11.   Transferability of Benefits......................................   A-5
 12.   Termination of Employment or Death Options.......................   A-5
 13.   Requirements Imposed by Law......................................   A-6
 14.   No Rights as Stockholder.........................................   A-6
 15.   No Employment Obligation.........................................   A-6
 16.   Changes in the Firm's Capital Structure..........................   A-6
 17.   Amendment or Termination of Plan.................................   A-7
 18.   Written Agreement................................................   A-7
 19.   Director and Stockholder Approval: Duration of Plan..............   A-8

                                 ALPHARMA INC.

            1997 INCENTIVE STOCK OPTION AND APPRECIATION RIGHT PLAN
                  (FORMERLY 1983 INCENTIVE STOCK OPTION PLAN)

1. Purpose of the Plan.

  This 1997 Incentive Stock Option and Appreciation Right Plan (the "Plan") of Alpharma Inc. (the "Company") is designed to provide incentive to present and future executive, managerial, marketing, technical and other key employees of the Company and of its subsidiaries (hereinafter referred to as "Employees") by affording such Employees an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Class A Common Stock, with $.20 par value (hereinafter referred to as the "Common Stock") or benefits based on the value of such shares. By encouraging stock ownership by, or providing benefits based on the value of the Company's shares to, such Employees, the Company seeks to attract and retain in its and its subsidiaries' employ persons of exceptional competence and seeks to furnish an added incentive for them to increase their efforts on behalf of the Company.

2. Administration.

  This Plan shall be administered by a committee of the Board of Directors of the Company consisting of two or more directors (the "Committee") appointed for such purpose. All questions of interpretation and application of this Plan, of any options ("Options") or stock appreciation units ("Units") granted hereunder (collectively referred to as "Benefits"), of any related agreements and instruments, and of the value of shares of Common Stock subject to Benefits shall be subject to the good faith determination of the Committee which shall be final and binding. If for any reason a Committee shall not have been appointed, all authority and duties of the Committee under this Plan shall be vested in and exercised by the Board of Directors of the Company.

3. Shares Relating to Options and Units.

  The stock subject to the Options and other provisions of this Plan and which is the basis for the Units shall be shares of Common Stock. The total amount of the Common Stock with respect to which Benefits may be granted shall not exceed in the aggregate 3,500,000/1/ shares; provided, however, that the type and aggregate number of shares which may be subject to Benefits granted hereunder shall be subject to adjustment in accordance with the provisions of section 16 hereof, and further provided that if Incentive Stock Options (as hereinafter defined) are granted, the aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which Options are exercisable for the first time by any single employee during any calendar year shall not exceed $100,000. Shares deliverable on exercise of any Option or as payment pursuant to any Unit may be treasury shares or authorized but unissued shares.

  If for any reason the full number of shares covered by any Option are not issued before the Option expires or terminates, shares not issued under such Option shall again be available for the grant of Benefits under this Plan. If any Units cease to be outstanding before the maturity date thereof because the grantee has ceased to be an Employee or for any other reason, the number of shares as to which such unmatured Units relate shall again be available for the grant of Benefits under this Plan.

4. Authority to Grant Options and Units.

  The Committee may grant Options and Units from time to time to such eligible Employees as it shall determine; provided, however, that no Options or Units may be granted to any person who is a member of the
---------------------
/1As/restated on March 21, 1997

Committee at the time of such grant. Subject only to any applicable limitations set forth in this Plan, the number of shares of Common Stock which may be purchased pursuant to any Option or as to which any Units are based shall be as determined by the Committee, but in no event may the number of Options and Units granted to any person under the Plan exceed 100,000 in any annual taxable period.

  In the discretion of the Committee, Options granted under this Plan may be "incentive stock options" as such term is defined in Section 422A of the Internal Revenue Code of 1986 ("Incentive Stock Options"), or Options which do not meet such definition. The option agreement with respect to any Option intended to qualify as an Incentive Stock Option shall so identify such Option.

  The Committee may grant Options and Units to the same Employee and, without limiting the Committee's authority to set conditions for any Benefits, may condition the maturity of the Units upon exercise of the Options or vice versa.

5. Limitation on Value of Shares Covered by Incentive Stock Options granted to any Employee.

  The aggregate fair market value (determined as of the time the Option is granted) of the Common Stock with respect to which any employee may be granted Incentive Stock Options under this Plan and any other plans of the Company or any parent or subsidiary of the Company shall not exceed the amount permitted by Section 422A of the Internal Revenue Code of 1986.

6. Eligibility.

  The individuals who shall be eligible to receive Benefits under the Plan shall be such Employees from the class of executive, managerial, marketing, technical and other key employees as the Committee shall determine from time to time.

7. Option Price and Base Value.

  The price at which shares may be purchased pursuant to any Option and the base value with respect to any Unit shall be specified by the Committee at the time the Benefit is granted, and shall be equal to or greater than the fair market value, as determined by the Options Committee, of the shares of Common Stock on the date the Benefit is granted.

  For all purposes of this Plan the fair market value of the Common Stock shall be the closing price on the principal exchange on which the Common Stock is traded on the day such value is measured (or most recent trading day), or if no such price is available, the value shall be determined in such manner as the Committee shall determine to be appropriate; provided that for purposes of determining the fair market value of the common stock on the maturity date of an exercisable Unit (as defined below), the Committee may provide that the fair market value of the common stock shall be the average of the closing prices on such principal exchange for the ten trading days prior to the maturity date.

8. Terms of Options; Vesting.

  The Committee shall determine the term of each Option and any vesting or other conditions to the exercise of any Options, provided that in no event shall the term of an Option exceed ten years and one month from the date of grant. Unless the Committee shall otherwise determine at the time of grant, Options shall vest at the rate of 25% per year that the Employee holds such Option so that Options shall not become fully exercisable until four years from the date of grant. Accordingly, unless the Committee shall otherwise determine at the time of grant, Options cannot be exercised until one year after the Option has been granted and then 25% of the Option

Shares may be purchased during the second year, an additional 25% during the third year, an additional 25% during the fourth year, and the final 25% after four years. Subject to the limitations contained in paragraph 12 hereof, the Committee may, in its discretion: (a) accelerate the time at which any outstanding Option or part thereof shall become exercisable, (b) extend the time during which any outstanding Option may be exercised (provided that no Option may be exercised more than ten years and one month after the date of grant) and (c) waive, in whole or in part, any condition to exercisability of an Option. There shall be deemed to be part of the conditions and terms of every Option granted hereunder as an Incentive Stock Option each condition, term, limitation or restriction which is required under Section 422A of the Internal Revenue Code and the applicable regulations for such Option to qualify as an Incentive Stock Option.

9. Terms and Conditions of Units; Vesting.

  Each Unit shall entitle the Employee to whom such Unit is granted to receive a payment equal to any positive difference between (i) the fair market value of one share of Common Stock on the maturity date of the Unit and (ii) the base value of the Unit. The Committee may grant Units from time to time to Employees and at the time of grant shall determine: (i) the maturity date (which may be a specific date or a date based on an occurrence, such as operating results of the Company or a division thereof, or an indeterminate date to be specified by the grantee upon "exercise" of the Unit); provided the maturity shall in no event be later than two years following termination of Employee's employment relationship; (ii) the base value of each Unit granted;
(iii) any vesting or other conditions to maturity of the Units and the Employee's right to payment; (iv) any events which may accelerate or defer maturity of the Units; and (v) any other terms relating to such Units. In no event shall the maturity date of a Unit be earlier than six months after the date of grant or be (or be deferred to) later than ten years and one month after the date of grant. A Unit as to which the grantee may select the maturity date shall be referred to in this Plan as an "Exercisable Unit". Unless the Committee shall otherwise determine, each Unit shall have a base price equal to the fair market value of the Common Stock on the date of grant, shall have a maturity date which is the fifth anniversary of the date of grant and shall not entitle the grantee to any payment unless such Employee shall remain an Employee of the Company from the date of grant to the maturity date (except that in the event the Employee dies or retires in accordance with established Company rules as a result of disability or age before the maturity date, the maturity date of such Units shall be accelerated to the date such Employee ceases to be an Employee due to death or retirement). In no event shall a maturity date or any Unit be accelerated in the event that the employment relationship of any Employee is terminated for cause prior to the maturity date of such Unit.

  Payments with respect to Units shall be made to the persons entitled thereto in cash or, if the Committee so determines, shares of Common Stock having a fair market value on the maturity date equal to the amount of payment to which the recipient is entitled, or any combination of cash or such shares. Unless deferred as hereafter provided, such payment shall be made by the Company within ninety days after the maturity date.

  An account shall be established for each Employee to whom Units are granted in which shall be recorded the number of Units granted to such Employee, the base price and maturity date of such Units and other appropriate data. If the Committee so determines, an Employee who becomes entitled to receive a payment with respect to any Units may have the right to defer such payment under such deferred payment arrangement as the Company (or the subsidiary employing such Employee) may from time to time provide. It shall be a condition of payment by the Company with respect to any Unit that the person entitled to receive such payment shall make appropriate payment or other arrangement acceptable to the Company with respect to any withholding or similar tax requirement, and the Company may withhold any amount so required from any payment it makes with respect to any Units.

10. Exercisability of Options and Exercisable Units.

  Each Option and Exercisable Unit may be exercised, so long as it has vested and is valid and outstanding, from time to time, in part or in whole, subject to any limitations with respect to the number of shares for which the Option or Unit may be exercised at a particular time and to such other conditions as the Committee in its discretion, may specify.

  Each Exercisable Unit may be exercised by written notice to the Company, (attention Treasurer) setting forth the maturity date of such Unit which in no event shall be a date earlier than the day following the date on which each such notice is received by the Company.

10A. Procedure for Exercise of Options.

  Options shall be exercised by the delivery of written notice to the Company (Attention: Treasurer) setting forth the number of shares with respect to which the Option is to be exercised and the address to which the certificates for such shares are to be mailed, together with (i) cash (including checks, bank drafts or postal or express money orders payable to the order of the Company) or (ii), unless prohibited by the Committee in accordance with section 10C, shares of Common Stock previously acquired with an aggregate fair market value equal to the option price of such shares. As promptly as practicable after receipt of such written notification and payment and subject to section 1OB hereof, the Company shall deliver to the optionee certificates for the number of shares with respect to which such Option has been so exercised, issued in the optionee's name; provided that such delivery shall be deemed effected for all purposes when such certificates shall have been deposited in the United States mail, addressed to the optionee, at the address specified pursuant to this paragraph. For all purposes, an optionee shall be deemed to have exercised an Option and to have purchased and become the holder of the Option Shares as of the date the Company receives written notification of exercise and payment as provided herein.

10B. Withholding Tax Requirements on Exercise of Options.

  It shall be a condition of exercise of any Option (including any Option which has been transferred as permitted by section 11 of the Plan) that the person exercising the Option make appropriate payment or other provision acceptable to the Company with respect to any withholding tax requirement arising from such exercise. The amount of withholding tax required, if any, with respect to any Option exercise (the "Withholding Amount") shall be determined by the Treasurer or other appropriate officer of the Company, and each Employee shall furnish such information and make such representations as such officer requires to make such determination with respect to all Options granted to such Employee. If the Company determines that withholding tax is required with respect to any Option exercise, the Company shall notify the Employee of the Withholding Amount, and the Employee shall pay to the Company, by check or other means acceptable to the Company, an amount not less than the Withholding Amount. In lieu of making such payment, the Employee may elect to pay the Withholding Amount by either (i) delivering to the Company a number of shares of Common Stock having an aggregate fair market value as of the "measurement date" (as hereinafter defined) not less than the Withholding Amount or (ii) directing the Company to withhold (and not to deliver or issue to such Employee) a number of shares of Common Stock otherwise issuable upon the Option exercise having an aggregate fair market value as of the measurement date not less than the Withholding Amount. If the Company approves, an Employee may elect pursuant to the prior sentence to deliver or direct the withholding of shares of Common Stock having an aggregate value in excess of the minimum Withholding Amount but not in excess of the Employee's applicable highest marginal combined federal income and state income tax rate, as estimated in good faith by the Employee. Any fractional share interests resulting from the delivery or withholding of shares of Common Stock to meet withholding tax requirements shall be settled in cash. All amounts paid to or withheld by the Company and the value of all shares of Common Stock delivered to or withheld by the Company pursuant to this section 1OB shall be deposited in accordance with applicable law by the Company as withholding tax for the Employee's account. If the Treasurer or other appropriate officer of the Company determines that no withholding tax is required with respect to the exercise of any Option (because such Option is an Incentive Stock Option or otherwise), but subsequently it is determined that the exercise resulted in taxable income as to which withholding is required (as a result of a disposition of shares or otherwise), the Employee shall promptly, upon being notified of the withholding requirement, pay to the Company by means acceptable to the Company the amount required to be withheld; and at its election the Company may condition any transfer of shares issued upon exercise of an Incentive Stock Option upon receipt of such payment. The term "measurement date" as used in this section IOB shall mean the date on which any taxable income resulting from the exercise of an Option is determined under applicable federal income tax provisions.

10C. Option Exercise with Previously Acquired Stock.

  Unless the Committee, in its discretion, shall by rule applicable to all or any specified class of Options prohibit the use of shares of Common Stock to pay the option price, any Employee may pay the option price for the shares being acquired upon the exercise of an Option to be paid, in full or in part, by the delivery to the Company of a number of shares of Common Stock having an aggregate fair market value as of the "exercise measurement date" (as hereinafter defined) equal to the exercise price for the shares being acquired. The term "exercise measurement date" as used in this section 10C shall mean the date on which the Option is exercised in accordance with section 10.

11. Transferability of Benefits.

  Benefits shall not be transferable other than by will or by the laws of descent and distribution, or in the case of Benefits which are not Incentive Stock Options upon such terms and conditions and to such transferee as the Option Committee may approve (through a rule applicable to all or specific classes of Employees, pursuant to provisions of an option agreement approved by the Committee, or upon request in individual cases).

12. Termination of Employment or Death Options.

  Except as expressly provided herein, Options shall terminate on the earlier of:

    a. the date of expiration of the term thereof, specified pursuant to section 8 of this Plan,

    b. immediately upon termination of the employment relationship between the Company and the optionee for cause, or

    c. thirty (30) days or, if the written option agreement (as specified pursuant to section 18 hereof) specifically provides or the Committee specifically approves, for a longer period not to exceed two years after termination of the employment relationship between the Company and the optionee without cause, other than death or retirement in good standing from the employ of the Company for reasons of age or disability under then established rules of the Company or the subsidiary employing the optionee.

  The Committee shall determine in its sole discretion whether authorized leave of absence, or absence on military or government service shall constitute termination of the employment's relationship.

  In the event of the death of the holder of an Option while in the employ of the Company and before the date of expiration of such Option, such Option shall terminate on the earlier of such date of expiration or two years following the date of such death. After the death of the optionee and subject to any condition relating to such Option, his or her executors, administrators, or any person or persons to whom his or her Option may be transferred by will or by the laws of descent and distribution or as permitted by section 11 of the Plan, shall have the right, at any time prior to such termination to exercise such portions of such Option which shall have been vested immediately prior to his or her death. If, before the date of expiration of an Option, the optionee shall be retired in good standing from the employ of the Company for reasons of age or disability under the then established rules of the Company, such Option shall terminate on the earlier of such date of expiration or 90 days after the date of such retirement unless the written option agreement specifically provides for a longer period not to exceed two years after the date of such retirement. In the event of such retirement, the optionee or a transferee permitted by section 11 of the Plan shall have the right prior to the termination of such Option and subject to any condition relating to such Option, to exercise such portion of such Option which shall have been vested immediately prior to the date of retirement.

  For all purposes of this Plan, an employment relationship between the Company and any holder of any Benefit shall be deemed to exist during any period in which such holder is employed by the Company or by any subsidiary of the Company.

13. Requirements Imposed by Law.

  No Employee who is subject to Section 16(b) of the Securities and Exchange Act of 1934 shall sell any shares of Common Stock acquired on exercise of an Option or transfer any Option for consideration until the lapse of at least six months from the date of grant of such Option.

  The Company shall not be required to sell or issue any shares under any Option or make any payment with respect to a Unit if the issuance of such shares or making of such payments shall constitute a violation by the optionee or holder of Units or by the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive.

  The Company shall not be required to issue any shares upon exercise of any Option or payment with respect to any Unit unless the Company has received the optionee's or holder's representation or other evidence satisfactory to it to the effect that such optionee or holder of such Unit will not transfer such Shares in any manner which would constitute a violation of any securities or other law, or which would not be in compliance with such other conditions as the Committee may deem appropriate.

14. No Rights as Stockholder.

  No holder of any Benefit under this Plan shall have rights as a stockholder with respect to shares covered relating to such holder's Benefit (except upon exercise of an Option); and, except as otherwise provided in section 16 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of exercise of such Option or maturity of a Unit.

15. No Employment Obligation.

  The granting of any Benefit shall not impose upon the Company any obligation to employ or continue to employ any holder of a Benefit under the Plan, and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Benefit has been granted to him or her.

16. Changes in the Firm's Capital Structure.

  The existence of outstanding Benefits hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures or preferred or prior preference stock senior to or otherwise affecting the

Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

  If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, or pay a dividend in shares of its Class A or Class B Common Stock, then (a) the number, type, and per share price of shares of stock subject to outstanding Options hereunder or on which a Unit is based shall be appropriately adjusted in such a manner as to entitle the holder of such Benefit to receive upon exercise of his Option or maturity of his Unit, for the same aggregate consideration (in the case of Options), the same total number and type of shares (in the case of Options) or the same value (in the case of Units) as he would have received as a result of the event requiring the adjustment had he exercised his Option or the Unit had matured in full immediately prior to such event; provided, however, that, if any such adjustment would result in the right to purchase a fractional share under an Option, the number of shares subject to the Option will be decreased to the next lower whole number; and (b) the number and type of shares with respect to which Benefits may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved that number and type of shares of stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

  If the Company shall be a party to any merger or consolidation or effect any recapitalization which causes a change in the Common Stock which does not effect an adjustment under the prior paragraph, the Committee, in its discretion, may, if it considers it to be appropriate to carry out the intent and purpose of the Plan, make such adjustments in the nature, amount or price of securities subject to the Benefits as it considers appropriate, and such adjustments shall be binding and conclusive on all holders of Benefits.

  Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale, or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then covered by or relating to outstanding Benefits.

17. Amendment or Termination of Plan.

  The Board of the Directors of the Company may modify, revise or terminate this Plan at any time and from time to time, except that the aggregate number of shares as to which Benefits may be granted under to this Plan, the maximum number of Benefits which may be granted to any Employee in a particular fiscal year, the minimum option price specified in paragraph 7 of this Plan and the minimum base value for Units specified in Section 9 shall not, other than by operation of paragraph 16 hereof, be adjusted without the consent of the holders of Class A and Class B Common Stock having a majority of the voting power. Any amendment of this Plan shall apply to all Benefits outstanding at the time of such amendment (i) unless otherwise specified in the amendment or
(ii) to the extent such amendment is materially adverse to the outstanding Benefits.

18. Written Agreement.

  Each Benefit granted hereunder shall be embodied in a written agreement or other document which shall be subject to the terms and conditions prescribed above and shall be signed by the Employee holding the Benefit and by the President or a Vice-President of the Company for and in the name and on behalf of the Company. Such an option agreement or other document shall contain such other provisions as the Committee in its discretion shall deem advisable.

19. Director and Stockholder Approval: Duration of Plan.

  This Plan has been duly adopted by the Board of Directors originally on September 26, 1983 and approved by the stockholders of the Company on January 25, 1984, and restated by the Board on March 21, 1997. Options may not be granted under this Plan after September, 2003. This Plan shall terminate (a) when the total amount of Common Stock with respect to which Benefits may be granted shall have been issued upon the exercise of Options, or (b) by action of the Board of Directors pursuant to paragraph 17 hereof, whichever shall first occur.

                                                                      3480-PS-97

                                  DETACH HERE


                                   P R O X Y


                                                                       APPENDIX
                                                                       --------


[ALPHARMA LOGO]

                                 ALPHARMA INC.
        ONE EXECUTIVE DRIVE, P.O. BOX 1399, FORT LEE, NEW JERSEY 07024
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 28, 1997

        Jeffrey E.Smith, Vice President and Chief Financial Officer, Beth P. Hecht, Secretary and Corporate Counsel, and Cheryl L. Whalen, Assistant Secretary, or any one of them, with full power of substitution, are hereby authorized to vote the shares of Class A Common Stock of Alpharma Inc. (the "Company"), which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders to be held at The U.N. Plaza Hotel, One United Nations Plaza, New York, New York on Wednesday, May 28, 1997 at 9:00 a.m., local time, and at all adjournments thereof, as follows on the reverse side.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR (I) THE NOMINEES SET FORTH IN ITEM 1 AND (II) ITEM 2. SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR (I) THE NOMINEES SET FORTH IN ITEM 1 AND (II) ITEM 2; AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

                                                                     -----------
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE                  SEE REVERSE
                                                                         SIDE

[ALPHARMA LOGO]

April 7, 1997


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 28, 1997 at the U.N. Plaza Hotel, One United Nations Plaza, New York, New York. Detailed information is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the proxy.


Best regards,



Beth P. Hecht
Secretary


                                  DETACH HERE

[X]PLEASE MARK VOTES
   AS IN THIS EXAMPLE.                                                       ]


                                                           FOR  AGAINST  ABSTAIN
1.ELECTION OF DIRECTORS       2.Approval of the amendments [ ]    [ ]      [ ]
Nominees: Thomas G. Gibian      to the Company's 1983 Incentive
and Peter G. Tambros            Stock Option Plan described
                                in the accompanying Proxy
                                Statement.
   [ ]FOR [ ] WITHHELD
     BOTH    FROM BOTH        3.As such persons may in their discretion
   NOMINEES  NOMINEES           determine upon such matters as may come
                                before the meeting.
[ ] ____________________
    For both nominees except      MARK HERE FOR          MARK HERE IF YOU
    as noted above                ADDRESS CHANGE          PLAN TO ATTEND
                                 AND NOTE AT LEFT          THE MEETING

                                Please mark, sign and mail this proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                                NOTE: The signature should correspond exactly with the name of the stockholder as it appears herein. Where stock is registered in Joint Tenency, all tenants should sign. Persons signing as Executors, Administrators, Trustees, etc., should so indicate.


Signature_____________ Date__________  Signature_____________ Date_____________